Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDST, 9/30/04 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning® Announces Preliminary Results for 3rd Quarter and Revised Expectations for Balance of 2004

WISCONSIN RAPIDS, Wis., — September 30, 2004 — Renaissance Learning®, Inc., (Nasdaq: RLRN), a leading provider of learning information systems and school improvement programs for pre-K-12 schools, today announced that the Company now expects lower revenues and earnings than previously projected for the second half of 2004.  Revenues for the third quarter of 2004 are expected to be between $25.3 million to $25.8 million, a decline of 18 to 19% from the third quarter of 2003.  Earnings per share for the third quarter are now expected to be between $0.11 and $0.12, compared to  $0.27 per share for the third quarter 2003 which included a one-time tax benefit of $0.04 per share related to income tax credits for research activities.  Fourth quarter revenues and earnings are also now projected to be lower than the prior year’s fourth quarter but by a lower percentage decline than what is expected for the third quarter.

“The new Renaissance Place platform is having an impact on current performance,” stated John R. Hickey, president and chief executive officer of Renaissance Learning, Inc.  “ Although total order rates are approximately flat compared to last year’s third quarter, most of the revenue from the sales of Renaissance Place and several new service offerings, which are subscription based, is deferred to future periods. Deferred revenue on the balance sheet is expected to increase by about $3 million in the third quarter.  In addition, customers are continuing to delay orders as they take time to understand the benefits of Renaissance Place, and district-wide solutions take longer to sell. Consequently, several large contracts that were anticipated for the third quarter did not materialize.”

“On the other hand, there are a number of positive signs.  There are several large district deals that are close to being realized. We are also experiencing higher levels of quote activity versus last year which points to increased orders and revenue in the future,” added Hickey.  “Most encouraging is the rapidly growing interest for Renaissance Place. We are confident that the marketplace’s acceptance of Renaissance Place as a powerful information platform to accelerate learning is gaining momentum. We believe this, coupled with a gradual improvement in the funding environment for schools and the introduction of additional new products such as English in a Flash, which is scheduled for a fourth quarter release, will all serve to drive improved results in future periods.”

The Company will hold a conference call at 4:00 p.m. CDST today to discuss this announcement and the business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-868-9083 at 4:00 p.m. CDST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on September 30, 2004 at 8:00 p.m. through October 7, 2004 at 11:59 p.m.  The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 5245030.

Renaissance Learning®, Inc., is a leading provider of research-based learning information systems software, school improvement programs, teacher training and consulting. Adopted by over 66,000 schools, Renaissance information technology products give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork.  Renaissance Learning has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, the introduction and acceptance of new products and services, and new marketing approaches.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company’s other Securities and Exchange Commission filings which factors are incorporated herein by reference.